                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12B-25

                                               Commission File Number 333-117495

                           NOTIFICATION OF LATE FILING

(Check One):     [X] Form 10-KSB           [ ] Form 11-K          [ ] Form 20-F
                 [ ] Form 10-Q             [ ] Form N-SAR

For Period Ended:                   December 31, 2005
                 ---------------------------------------------------------------

[ ]   Transition Report on Form 10-K      [ ]  Transition Report on Form 10-Q
[ ]   Transition Report on Form 20-F      [ ]  Transition Report on Form N-SAR
[ ]   Transition Report on Form 11-K

For the Transition Period Ended:
                                ------------------------------------------------

         READ ATTACHED  INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR
TYPE.

         Nothing in this form shall be  construed  to imply that the  Commission has verified any information contained herein.

         If the  notification  relates to a portion of the filing checked above, identify the item(s) to which the notification relates: ________________________
________________________________________________________________________________

                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant             GLOBALOPTIONS GROUP, INC.
                       ---------------------------------------------------------

Former name if applicable           CREATIVE SOLUTIONS WITH ART, INC.
                         -------------------------------------------------------

                                    75 ROCKEFELLER PLAZA, 27TH FLOOR
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Address of principal executive office (STREET AND NUMBER)

City, state and zip code            NEW YORK, NY 10019
                        --------------------------------------------------------

                                     PART II
                             RULE 12B-25(B) AND (C)

         If the subject report could not be filed without unreasonable effort or expense  and  the  registrant  seeks  relief  pursuant  to Rule  12b-25(b),  the following should be completed. (Check appropriate box.)

[X]      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]      (b) The subject annual report, semi-annual report, transition report on
         Form 10-K,  20-F,  11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the  prescribed  due date;
         or the subject  quarterly report or transition  report on Form 10-Q, or portion  thereof  will be filed on or  before  the fifth  calendar  day following the prescribed due date; and

[  ]     (c) The  accountant's  statement  or  other  exhibit  required  by Rule
         12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

         State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F,
10-Q,  N-SAR or the transition  report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

         The  Registrant  was unable to file the Form 10-KSB for the fiscal year ended December 31, 2005 (the "Report")  without  unreasonable  effort or expense due to the related delays in gathering  information  for inclusion in the Report associated therewith.

                                     PART IV
                                OTHER INFORMATION

         (1) Name and  telephone  number of person to  contact in regard to this notification

             HARVEY W. SCHILLER                  (212)            445-6262
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                  (Name)                     (Area Code)   (Telephone number)

         (2) Have all other periodic  reports required under Section 13 or 15(d)
of the Securities  Exchange Act of 1934 or Section 30 of the Investment  Company
Act of 1940 during the  preceding 12 months or for such shorter  period that the registrant was required to file such report(s) been filed?  If the answer is no, identify report(s).
                                                                  [X] Yes [ ] No

         (3) Is it  anticipated  that  any  significant  change  in  results  of operations  from the  corresponding  period  for the last  fiscal  year  will be reflected by the  earnings  statements  to be included in the subject  report or portion thereof?
                                                                  [ ] Yes [X] No

         If  so:  attach  an  explanation  of  the  anticipated   change,   both
narratively and  quantitatively,  and, if  appropriate,  state the reasons why a reasonable estimate of the results cannot be made.

                            GLOBALOPTIONS GROUP, INC.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

Has  caused  this  notification  to be signed on its  behalf by the  undersigned hereunto duly authorized.

Date     March  30, 2006                     /s/ Harvey W. Schiller
     ---------------------------         ---------------------------------------
                                         Name: Harvey W. Schiller
                                         Title: Chairman of the Board and Chief
                                                Executive Officer

                  INSTRUCTION. The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the  person  signing  the form  shall be typed or  printed beneath  the  signature.  If the  statement  is signed on behalf of the registrant  by an  authorized  representative  (other than an executive officer),  evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

         Intentional  misstatements  or  omissions  of fact  constitute  Federal criminal violations. (See 18 U.S.C. 1001).